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                                                                   EXHIBIT 10.18

                           INDEPENDENCE COMMUNITY BANK
                              EXECUTIVE MANAGEMENT
                           INCENTIVE COMPENSATION PLAN
           for the Fiscal Year of January 1, 2002 - December 31, 2002

                                  INTRODUCTION

            The Boards of Directors of Independence Community Bank Corp. ("ICBC" or "the Company") and Independence Community Bank ("the Bank") have approved a strategy designed to drive the business of ICBC to new operating and profit levels so as to make ICBC a top performer in its industry. The Compensation Committee ("Committee") and the Board of Directors of ICBC and the Bank have considered and approved this Plan to assist in attaining that objective. Accordingly, this Plan will focus on the critical performance measure that the Board believes matters most to the success of the institution, namely diluted earnings per share (EPS).

            The Committee and the Board acknowledge that the evolution of ICBC into a top performer relative to its peers is a process that is likely to take several additional years. As a result, the Committee and the Board have indicated that they expect to continue the Plan or adopt new incentive compensation plans in future years with revised and updated goals and targets as to EPS or other measurements adopted annually to assess the progress management makes towards achieving the performance of the top performing institutions in the industry - such as return on assets, return on equity, efficiency ratio and net interest margin. In particular, an annual evaluation will consider progress made in comparison to the performance of a peer group of top-performing institutions described herein. Accordingly, Plan performance goals and targets approved in future years will be based on this long-term objective.

            This Plan will be known as the Independence Community Bank Executive Management Incentive Compensation Plan for January 1, 2002 - December 31, 2002 ("the FY2002 Plan "). The January 1, 2002 - December 31, 2002 period is the "Plan Year".


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                                     GENERAL

A. Participants in the FY2002 Plan will be the members of the Bank's Management Committee, namely the following officers:

               Alan H. Fishman, President and Chief Executive Officer
               John A. Dorman, Executive Vice President - Business Banking
               Gary M. Honstedt, Executive Vice President - Commercial Real
                 Estate Lending
               Harold A. McCleery, Executive Vice President - Chief Credit
                 Officer
               Terence J. Mitchell, Executive Vice President - Consumer Banking John B. Zurell, Executive Vice President - Chief Financial
                 Officer
               Frank W. Baier, Senior Vice President and Treasurer
               Stephen J. Glass, Senior Vice President - Chief Information
                 Officer
               Frank S. Muzio, Senior Vice President and Controller
               Santiago Patino, Senior Vice President - Corporate Operations Ellen K. Rogoff, Senior Vice President - Director of Human
                 Resources
               Janice Schillig, Senior Vice President - Director of Marketing John K. Schnock, Senior Vice President, Secretary and Counsel

B. Awards granted under the FY2002 Plan will be made by the Committee upon consideration of the various factors set forth herein. However, awards will be made in the sole discretion of the Committee and are subject to approval of the Board of Directors. The Committee shall have the sole authority, subject to the Board of Directors, to interpret and implement the provisions of the FY2002 Plan. No Participant shall be entitled to any award unless and until the Committee notifies a FY2002 Plan Participant of his or her specific award under the FY2002 Plan. Neither the terms of the FY2002 Plan nor any award granted hereunder shall create any right of a FY2002 Plan Participant to continued employment with ICBC, the Bank or any affiliate thereof.

C. The FY2002 Plan is designed to provide FY2002 Plan Participants with awards equal in value to a specified percentage (the "Target Bonus") of his or her annual base salary at the end of the Plan Year based upon his or her executive rank (President, Executive Vice President or Senior Vice President). The award may be increased or decreased above or below the Target Bonus depending on actual performance during the Plan Year relative to the target thresholds described herein.

      Awards granted under the FY2002 Plan will be made by the Committee upon consideration of the following factors:

        (1)   Executive level of each Participant as provided herein;

        (2) Corporate Performance Component: the achievement of EPS targets, with the weighting of this component for awards granted with respect to the Plan Year determined by executive level as follows, President and Chief Executive Officer - 100%, Executive Vice Presidents - 75% and Senior Vice Presidents - 50%; and


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        (3)   Business Unit/Function Performance Component: based upon
              recommendation of the President and CEO, with the weighting of this component for the Plan Year determined by executive level as follows, Executive Vice President - 25% and Senior Vice Presidents
              - 50%.


D. Once the total award is determined, the award will be due and payable in cash and ICBC stock as described herein (unless deferred by the Fiscal Year 2002 Plan Participant).

E. The Committee and the Board may also adjust the amounts of awards granted hereunder upon consideration of unusual factors or unanticipated extraordinary events such as changes in accounting policy which have a significant impact on the goals and targets established hereunder.


Newly hired employees and others promoted to or made a member of the Bank's Management Committee during the Plan Year may be considered for participation in the FY2002 Plan. If any such person is selected by action of the Committee to be included within the list of FY2002 Plan Participants, he or she shall be eligible to receive a pro-rated award based on his or her period of service with the Bank during the Plan Year. In addition, Participants whose employment terminates during the Plan Year may be entitled to receive a pro-rated award if recommended by the President and CEO and approved by the Committee.

                         SPECIFIC FY 2002 PLAN STRUCTURE

A.    Executive Level Target Bonus Component Allocation

                                             Target Bonus                Corporate Performance                      BU/Functional
                Executive Level              % Base Salary                Component Weighting                    Component Weighting
                ---------------              -------------------         -------------------------------         -------------------
                President & CEO                      80%                              100%                                --
           Executive Vice Presidents                 50%                               75%                                25%
            Senior Vice Presidents                   30%                               50%                                50%


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B.    Corporate Performance Component

                         Corporate                        Corporate
                      Performance (EPS)                   Component %
                    --------------------               ---------------
                       Maximum $2.25                         150%
                                2.24                         144%
                                2.23                         138%
                                2.22                         132%
                                2.21                         126%
                                2.20                         121%
                                2.19                         116%
                                2.18                         112%
                                2.17                         108%
                                2.16                         104%
                         Target 2.15                         100%
                                2.14                          96%
                                2.13                          92%
                                2.12                          88%
                                2.11                          84%
                                2.10                          79%
                                2.09                          74%
                                2.08                          68%
                                2.07                          62%
                                2.06                          56%
                                2.05                          50%
                     EPS Below $2.05                           0%

            There will be no awards earned under the FY2002 Plan unless EPS for the Plan Year is at least $2.05; at EPS of $2.25 or higher, the corporate performance component payout percentage would be 150% of target, the maximum.


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C.    Business Unit/Functional Performance Component

      Each business unit will be evaluated by the President and CEO on its overall performance during the Plan Year as well as the attainment of specific operating initiatives assigned to the Business Unit at the start of the Plan Year. There will be no awards under this component unless the threshold corporate performance level of at least $2.05 EPS is achieved. The Business Unit/Functional Performance Component payout percentage will be based on the following performance ratings:

                       BU/Functional                   Percentage of
                    Performance Rating                 Award Earned
                    ------------------                 ------------
                        Outstanding                     125% - 150%

                        Exceeded                        110% - 125%

                        Fully Met                           100%

                        Met Minimum                      50% - 80%

                        Did Not Meet                         0%

      The Business Unit/Functional Performance Component percentage payout can range from 0% for Did Not Meet minimum performance criteria to a maximum of 150% for Outstanding Performance. The President and CEO will provide a written report to the Committee with respect to his recommendation of both the Business Unit/Functional Performance Component rating and the percentage of award earned with respect to each FY2002 Plan Participant. The President and CEO's award will not include the Business Unit/Functional Performance Component. The Committee will determine the final Business Unit/Functional Performance Component and percentage of award earned using the President and CEO's recommendation and such other information as it deems appropriate.

                                PAYMENT OF AWARDS

A. Once awards have been calculated in accordance with the foregoing process and submitted to and approved by the Committee, the Committee shall notify each of the FY2002 Plan participants in writing of the amount, if any, of his or her award. Thereafter, payment of any such awards will be made as follows:

        (1) Subject to the provisions of section 3 hereof, cash payment equal to 75% of the award (unless the Participant has made a timely election to defer all or part of the award or is required to defer receipt of such payment due to the

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            applicability of Section 162(m) of the Internal Revenue Code) will be made within 15 days of the date of the award notice; and

      (2) In the discretion of the Committee (the "Compensation Committee") administering the 1998 Recognition and Retention Plan (the "RRP) a grant of shares of ICBC common stock pursuant to the RRP (unless the FY2002 Plan Participant has made a timely election to defer receipt of all or a portion of such shares or is required to defer receipt of such shares due to the applicability of Section 162(m) of the Internal Revenue Code) with respect to 25% of the award. It is expected that such grant shall vest over a three year period, with one-third of such shares vesting on each anniversary date of the granting of such award for a three-year period. The number of shares awarded shall be determined by discounting the closing price of ICBC common stock on the date the award is approved by 15% and dividing the adjusted price into the dollar amount of 25% of the award. Although it is expected that this component will vest over a three year period from the date of the award (assuming the Committee provides that the grants will vest over a three year period), a Participant's unvested portion will become fully vested upon his or her death, "disability", "retirement" or a "change in control" as defined in the RRP.

      (3) In the event the Compensation Committee determines not to grant restricted stock awards with respect to the remaining 25% of the awards, then such remaining amount shall be paid in cash within 15 days of the date of the Compensation committee's determination not to issue such restricted stock awards.

      (4) (a) In the event that a FY2002 Plan Participant is a "covered employee" for purposes of Section 162(m) of the Internal Revenue Code and such FY2002 Plan Participant's applicable employee remuneration in a particular tax year exceeds or is likely to exceed the limitation as specified in Section 162(m) of the Code, the Committee may request that such FY2002 Plan Participant defer the payment of all or a portion of the FY2002 Plan Participant's award to be received under the FY2002 Plan or such other plans and programs, employment agreements and arrangements of the Company to the extent necessary to avoid the payment of employee remuneration for such tax year in excess of the Section 162(m) limit.

            (b) Notwithstanding any other provision of the FY2002 Plan, any FY2002 Plan Participant may elect, with the concurrence of the Committee and consistent with any rules and regulations established by the Committee, to defer the receipt of all or any portion of an award granted hereunder. The election to defer the receipt of the award must be made no later than two months before the end of the calendar year preceding the calendar year in which the FY2002 Plan Participant would otherwise have an unrestricted right to receive such award. Any election to defer the receipt of an award, in

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            whole or in part, shall be irrevocable as long as the FY2002 Plan
            Participant remains an employee of the Company, the Bank or one of their subsidiaries.

            (c) The Committee may, at its sole discretion, allow for the early payment of a FY2002 Plan Participant's deferred award account in the event of an "unforeseeable emergency" or in the event of the death or disability of the FY2002 Plan Participant. An "unforeseeable emergency" means an unanticipated emergency caused by an event beyond the control of the FY2002 Plan Participant that would result in severe financial hardship if the distribution were not permitted. Such distributions shall be limited to the amount necessary to sufficiently address the financial hardship. Any distributions under this provision shall be consistent with the Internal Revenue Code and the regulations promulgated thereunder. Additionally, the Committee may use its discretion to cause award accounts to be distributed when continuing the program is no longer in the best interest of the Company or the Bank.

            (d) No FY2002 Plan Participant or other person shall have any interest in any fund or in any specific asset of the Company or the Bank by reason of any amount credited pursuant to the provisions hereof. Any amounts payable pursuant to the provisions hereof shall be paid from the general assets of the Company or the Bank or a subsidiary thereof and no FY2002 Plan Participant or other person shall have any rights to such assets beyond the rights afforded general creditors of the Company or the Bank. However, the Company or the Bank or a subsidiary thereof shall have the right to establish a reserve, trust or make any investment for the purpose of satisfying the obligations created under the FY2002 Plan; provided, however, that no FY2002 Plan Participant or other person shall have any interest in such reserve, trust or investment.

            (e) To the extent not otherwise inconsistent with the provisions of the FY2002 Plan, FY2002 Plan Participants may defer awards hereunder in accordance with the provisions of the Independence Community Bank Corp. Deferred Compensation Plan.



                      PROVISIONS RELATING TO SECTION 162(m)
                          OF THE INTERNAL REVENUE CODE.

It is the intent of the Company that any compensation (including any award) deferred under the FY2002 Plan by a person who is, with respect to any year of settlement, deemed by the Committee to be a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder, which compensation constitutes either "qualified performance-based compensation" within the meaning of Section 162(m) and the regulations thereunder or compensation not otherwise

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subject to the limitation on deductibility under Section 162(m) and the regulations thereunder, shall not, as a result of deferral hereunder, become compensation with respect to which the Company in fact would not be entitled to a tax deduction under Section 162(m) and the regulations thereunder. Accordingly, unless otherwise determined by the Committee, if any compensation would become so disqualified under Section 162(m) and the regulations thereunder as a result of deferral hereunder, the terms of such deferral shall be automatically modified to the extent necessary to ensure that the compensation would not, at the time of settlement, be so disqualified.


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